Exhibit 99.1

NEWS RELEASE for February 18, 2010 at 4:00 PM EST

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST REPORTS FOURTH QUARTER, YEAR-END RESULTS

IRVINE, CA (February 18, 2010) . . . Netlist, Inc. (NASDAQ: NLST) today reported financial results for the fourth quarter and year ended January 2, 2010.

Revenues for the fourth quarter ended January 2, 2010, were $6.7 million compared to $6.6 million for the fourth quarter ended January 3, 2009, and up from the $6.4 million in revenue for the third quarter ended October 3, 2009.  Gross profit for the fourth quarter ended January 2, 2010, was $1.7 million, or 25.1 percent of revenues, compared to a gross loss of $283,000, or negative 4.3 percent of revenues for the fourth quarter ended January 3, 2009.

Net loss for the fourth quarter ended January 2, 2010, was $3.0 million, or $0.15 loss per share, compared to a net loss in the prior year period of $5.0 million, or $0.25 loss per share.  These results include stock-based compensation expense in the fourth quarter ended January 2, 2010, of $257,000 compared with $296,000 in the prior year period.

“During the last quarter, we made important strides toward anticipated commercialization of our two emerging proprietary memory platforms, HyperCloud™ and NetVault™.  We believe we are in a strong position to continue that progress and to see revenues from those new technologies during 2010,” Chief Executive Officer C.K. Hong said.  “I believe that one of the most important trends in the IT industry over the next decade is the build out of cloud computing.  We believe HyperCloud and NetVault technologies will play key roles in this trend by enabling efficient and cost-effective datacenters.”

Revenues for the year ended January 2, 2010, were $18.5 million compared to $67.0 million for the year ended January 3, 2009.  The year-over-year decline in annual revenue was primarily due to a reduction in demand from the Company’s current customer base and commoditization and end of life of some of its product offerings.  Netlist continues to focus on the development of high-margin subsystems based on custom logic devices.  Gross profit for the year ended January 2, 2010, was $3.0 million, or a gross margin of 16.0 percent, compared to gross profit of $7.6 million, or a gross margin of 11.3 percent in the year earlier.

Net loss for the year ended January 2, 2010 was $12.9 million, or $0.65 loss per share, compared to a net loss of $15.2 million, or a $0.77 loss per share, for the prior year.  These results include stock-based compensation expense in the year ended January 2, 2010, of $1.5 million compared with $1.3 million in the prior year period.

During the fourth quarter, the Company remained focused on preserving cash.  As of January 2, 2010, cash, cash equivalents, and investments in marketable securities were $14.8 million, total assets were $27.2 million, working capital was $13.4 million, total long-term debt was $51,000, and stockholders’ equity was $19.3 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the fourth quarter and year ended January 2, 2010.  The dial-in number for the call is 1-877-941-2069.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist and its products, including future opportunities and growth for the Company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; risks associated with intellectual property; risks associated with new product development; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of and demand for the Company’s existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; litigation involving the Company; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

Netlist, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009

Net sales	$6,698	$6,602	$18,479	$67,011
Cost of sales(1)	5,015	6,885	15,522	59,460
Gross profit	1,683	(283)	2,957	7,551
Operating expenses:
Research and development(1)	2,464	1,928	8,083	6,871
Selling, general and administrative(1)	2,133	2,787	8,303	12,929
Total operating expenses	4,597	4,715	16,386	19,800
Operating loss	(2,914)	(4,998)	(13,429)	(12,249)
Other income (expense):
Interest income, net	4	92	79	473
Other income (expense), net	(109)	(82)	25	(137)
Total other income, net	(105)	10	104	336
Income (loss) before provision (benefit) for income taxes	(3,019)	(4,988)	(13,325)	(11,913)
Provision (benefit) for income taxes	(3)	(31)	(412)	3,301
Net loss	$(3,016)	$(4,957)	$(12,913)	$(15,214)
Net income (loss) per common share:
Basic and diluted	$(0.15)	$(0.25)	$(0.65)	$(0.77)
Weighted-average common shares outstanding:
Basic and diluted	19,876	19,855	19,876	19,847

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$11	$38	$224	$144
Research and development	39	39	301	179
Selling, general and administrative	207	219	960	954

MORE-MORE-MORE

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	January 2,	January 3,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$9,942	$15,214
Investments in marketable securities	3,949	5,199
Accounts receivable, net	4,273	1,917
Inventories	2,232	1,829
Income taxes receivable	—	1,880
Prepaid expenses and other current assets	854	761
Total current assets	21,250	26,800

Property and equipment, net	4,779	6,939
Long-term investments in marketable securities	941	960
Other assets	221	234
Total assets	$27,191	$34,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,057	$1,786
Accrued payroll and related liabilities	1,706	799
Accrued expenses and other current liabilities	1,231	1,284
Accrued engineering charges	661	—
Current portion of long-term debt	108	474
Current portion of deferred gain on sale and leaseback transaction	108	118
Total current liabilities	7,871	4,461
Long-term debt, net of current portion	51	130
Deferred gain on sale and leaseback transaction, net of current portion	—	108
Total liabilities	7,922	4,699

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	71,332	69,383
Accumulated deficit	(52,026)	(39,113)
Accumulated other comprehensive loss	(57)	(56)
Total stockholders’ equity	19,269	30,234
Total liabilities and stockholders’ equity	$27,191	$34,933

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